WHOLESALE LICENSE AGREEMENT

THIS WHOLESALE LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 8th day of September, 2017, by and between Andrè Carthen ("Licensor"), and Level Brands, Inc., a North Carolina corporation ("Licensee").

WITNESSETH

WHEREAS, Licensor is engaged in the creation, design, development, improvement and branding of various products and, by virtue of his many years in the business and the excellence of his branded products, Licensor has acquired a valuable reputation and good will for itself and its branded products; and

WHEREAS, Licensor desires to license to Licensee the mark, intellectual property and other rights in connection with "Chef Andrè", "Andrè Carthen," "Andrè Carthen" "ACafe" or "Fit Chef" and all trade names, trademarks and service marks related to such intellectual property, including any derivatives, modifications and goodwill associated with the same; and

WHEREAS, Licensee desires to sublicense the Marks pursuant to license agreements with third parties for the manufacture, marketing and sale of products utilizing the Marks ("Sublicense Agreements" or "Sublicense Agreement");

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, as well as other good and valuable consideration to Licensor in connection herewith and other agreements being entered into concurrently herewith, the parties hereto agree as follows:

1. **License of Marks.**

(a) *Nonexclusive, Royalty Free Grant of Rights Pursuant to a Sublicense Agreement.* Subject to any restrictions set forth herein, Licensor hereby grants to Licensee a nonexclusive, royalty free right and license to use, assign and sublicense the Marks anywhere in the world pursuant to a Sublicense Agreement, and to cause the manufacture, marketing and sale of any products sold under or otherwise using the Marks to be manufactured, marketed or sold pursuant to a Sublicense Agreement. For purposes hereof, "Marks" shall mean all trade names, trademarks and service marks now used or registered by Licensor or which Licensor may use or register during the term of this Agreement in any countries of the world with respect to the Marks set forth on Exhibit A, attached hereto and made a part hereof, including any derivatives, modifications and goodwill associated therewith.

(b) *No Rights in Licensor's Other Intellectual Property.* Licensee agrees not to use, assign or sublicense, during the term of this Agreement or at any time thereafter, any other trademark, service mark, trade or business name or other intellectual property of Licensor (other than those included in the Marks).

(c) *Licensor Approval of Sublicense Agreements.* Prior to entering any Sublicense Agreement between Licensee and any other party for the sublicense, assignment or transfer of any rights to the Marks, Licensee must obtain the written consent of Licensor to such Sublicense Agreement, which may be withheld at Licensor's sole discretion.

(d) *Jurisdiction Registrations.* Each party shall have the right anywhere in the world to file and prosecute to issuance at its own expense applications for letters patent or registrations of trade names, trademarks or service marks relating to the Marks, but in any such event the application or registration shall be in the name of Licensor and Licensor shall be the sole owner of any such letters patent, trade names, trademarks or service marks, subject only to the terms of this Agreement; provided, however, that before taking any action under this subparagraph, Licensee shall notify Licensor of its intention to do so, and Licensor shall have the right within sixty days after such notice at its own expense to take such action or any other action it deems necessary or which may be lawfully available, in which event Licensee shall not proceed to take the proposed action set forth in its notice. Each party will keep the other fully informed of its activities with respect to the filing of patent applications or registering trade names, trademarks or service marks in connection with the Products. In the event that Licensor determines not to take necessary measures to maintain any such letters patent, trademarks, service marks or trade names, Licensor shall notify Licensee of such determination in writing and, thereafter, Licensee shall have the right, at its own expense, to take any such measures as may by it be deemed advisable to maintain such coverage; provided, however, that Licensee shall not thereafter be obligated to maintain such coverage.

(e) *Service Days.* Licensor agrees to provide Licensee with a minimum of ten (10) full business days per quarter of service relating to this Agreement during the term.

(f) *Sales Promotion; Brand Development.* Licensee agrees at all times to use efforts reasonably consistent with its resources to promote and develop the sale of the products under any Sublicense Agreements. Licensee will work diligently to conduct market research and design support and to develop a merchandise strategy and business plan for the Brand development representing the Marks.

2. **Compensation.**

In exchange for the license granted hereunder, Licensee agrees to compensate Licensor as follows:

(a) *Stock Issuance.* Licensee shall issue Licensor forty five thousand five hundred (45,500) shares of Licensee's common stock.

(b) *Warrant.* Concurrently with the execution hereof, the Licensee shall issue Licensor a Warrant, the form of which is attached hereto as Exhibit B, to purchase an additional forty five thousand five hundred (45,500) shares of the Licensee's common stock for a five-year period (the "Warrant") at an exercise price equal to $4.00 per share.

(c) *Licensing Fee.* Within thirty (30) days of the Licensee's completion of an initial public offering, Licensor shall be paid a one-time licensing fee of Sixty Five Thousand Dollars ($65,0000) ("Licensing Fee").

(d) *Royalty*. In further remuneration, commencing on the date hereof, Licensee shall pay Licensor royalties in U.S. dollars in an amount of twenty percent (20%) of the Licensee's Net Proceeds (the "Royalty") under any Sublicense Agreements during the term of this Agreement received by Licensee or its subsidiaries, in the aggregate; provided, however, it is understood and agreed that the Licensing Fee shall be deducted from the Royalty payments due to Licensor (or, credited against such Royalty). As used herein, "Net Proceeds" means all advances, fees, royalties, monies or other consideration paid or payable from a Sublicense Agreement less: (i) conversion and transmittal costs of foreign currency; (ii) adjustments, credits, allowances, rebates, and refunds; (iii) taxes, excises, imports, duties, tariffs and customs charges; (iv) collection and audit costs which may be incurred by Licensee; (v) blocked currency; and (vi) any other fees and expenses agreed to in writing by Licensor. No Royalty shall be payable to Licensor until such Net Proceeds are collected from the Sublicense Agreements.

(e) *Minimum Guaranteed Royalties*. Licensee shall pay Licensor an annual minimum guaranteed royalty ("Minimum Guaranteed Royalties") equal to Sixty Five Thousand Dollars ($65,000) commencing in the second Contract Year (September 8, 2018 through September 8, 2019). For purposes hereof, a "Contract Year" shall be based on the annual anniversary of the first day of the month immediately preceding the date hereof. Minimum Guaranteed Royalty payments shall be only credited towards Royalty in the Contract Year for which they apply (i.e., Licensee receives credit towards Royalties for the Minimum Guaranteed Royalty payment made in that Contract Year). Credits for Minimum Guaranteed Royalty payments do not carry over into other Contract Years. The parties understand and agree that each payment, whether it is a Royalty or the Minimum Guaranteed Royalty amounts as set forth above, is a separate and independent obligation. The parties may agree to pay the Minimum Guaranteed Royalties on a monthly or quarterly basis.

(f) *Royalty Payments*. Royalties in accordance with Section 2(d) shall be payable on a monthly basis during the term for revenues earned during each calendar month. Within thirty (30) days after the end of each calendar month, Licensee shall furnish to Licensor a complete revenue and royalty report certified to be accurate by the Chief Financial Officer of the Licensee or by some other authorized designee of Licensee showing the revenue earned during such month for which the royalty payment to Licensor are being provided together with payment of the royalty due in respect of such month.

3. **Duration and Termination.**

(a) *Term*. This Agreement shall be effective as of the date first written above and remain in force and effect until the seventh anniversary of the date first written above; provided, that within ninety days of the end of such term, Licensee has the right to provide notice to Licensor to extend this Agreement for an additional three year period.

(b) *Mutual Consent*. This Agreement may be terminated at any time by mutual consent of both parties.

(c) *Bankruptcy*. In the event of governmental expropriation of a substantial portion of the business of either party or in the event of an appointment of a receiver, trustee, liquidator, assignee, custodian, sequestrator or the like of either party hereto or of a substantial part of such

party's property or in the event that either party hereto shall (i) be dissolved or liquidated (except as an incident to a permitted merger or consolidation), (ii) apply or consent to the appointment of or the taking of possession by a receiver, trustee, liquidator, assignee, custodian, sequestrator or the like of itself or of a substantial part of its property, (iii) become bankrupt or insolvent, (iv) make a general assignment for the benefit of creditors, (v) file a petition in bankruptcy or a petition or answer seeking reorganization with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization under any insolvency or similar law; then and upon the occurrence of any of such events, this Agreement may be cancelled and terminated immediately by the other party by giving notice of termination to the first party.

(d) *Effect of Termination.* No termination of this Agreement pursuant to any cause whatsoever shall release either party from liability to the other party with respect to any payments of monies already accrued, any liabilities arising under the provisions hereof. Termination of this Agreement shall not terminate any Sublicense Agreements, which shall terminate in accordance with their terms.

4. **Assignment.**

This Agreement may not in whole or in part be assigned, voluntarily or by operation of law, or otherwise transferred to others by either party without the written consent of the other party.

5. **Governing Law.**

The parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, the relationship created by this Agreement, or any matter reasonably related thereto, shall be governed by California law applicable to agreements executed and to be wholly performed therein, and handled by way of arbitration in Los Angeles County and administered by and in accordance with the JAMS Streamlined Arbitration Rules and Procedures (the "**JAMS Rules**") of the Judicial Arbitration and Mediation Services ("**JAMS**") in effect at the time of such proceeding. Any conflict between the JAMS Rules and this Agreement shall be governed by this Agreement. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the parties. In the event the parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the parties in the following manner: JAMS, and/or another alternative dispute resolution provider agreed upon by the parties, shall furnish the parties with a list of potential qualified arbitrators. For purposes of this Section, a "**qualified arbitrator**" shall mean a retired judge of a superior or appellate court or an attorney with more than twenty (20) years of experienced in corporate and intellectual property matters agreed upon by the parties. If any party objects to all the names on the list, JAMS, and/or another alternative dispute resolution provider agreed upon by the parties, shall provide the parties with an alternative list of potential qualified arbitrators; provided, however, that each party shall be entitled to so object to an entire list only once. Once the parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence, the parties shall alternately eliminate unacceptable arbitrators until

only one name remains. The remaining person shall be appointed arbitrator. The parties agree to draw lots to decide which party shall remove the first name from the list of arbitrators. Should a party whose turn it is to eliminate an unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other party, then the choice of the other party of an arbitrator then remaining on such list shall be binding on the parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the parties (however, the arbitrator may, in his or her discretion, allow the prevailing party to recover its portion of those fees); provided, however, that the arbitrator shall award the prevailing party its reasonable and actual attorneys' fees, expenses and costs. If any of the parties, after notice pursuant to this Agreement, fails to participate or be represented in the arbitration or the evidentiary hearing, the party may unilaterally select an arbitrator and the arbitrator may proceed with the adjudication of the dispute on an ex parte basis and without a prior court order. The arbitrator may not consider or receive any extrinsic evidence concerning the interpretation of the Agreement. The arbitrator shall issue a reasoned award. The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and shall not be disclosed to the public by either the arbitrator or the parties to the arbitration. If the rules of JAMS or another agreed upon alternative dispute resolution provider differ from this Section, the provisions of this Section shall control. Notwithstanding the foregoing, the parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above-described arbitration procedures, if in that party's sole judgment such provisional relief is necessary to avoid irreparable injury or to preserve the status quo. Nevertheless, the arbitration procedure set forth in this Section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

6. **General.**

(a) This Agreement shall be binding upon the parties hereto, and their respective successors and assigns.

(b) This Agreement may be modified at any time or from time to time only by the written agreement of both parties.

(c) The failure of either party to require performance by the other party of any provision hereof, or to enforce any remedies it may have against the other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by the other party. The waiver by either party of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision.

(d) Neither party hereto shall, through any affiliated person, corporation, organization or entity or otherwise, do anything indirectly which it is prohibited hereunder from doing so directly.

(e) The parties agree that Licensee is an independent contractor. Under no circumstances shall Licensee be considered to be an agent, employee, partner or representative of Licensor or otherwise attempt to bind Licensor.

(f) Except as otherwise expressly provided herein, if any provisions of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable. Any such deletion or amendment shall apply only where the court rendering the same has jurisdiction.

(g) This Agreement cancels and supersedes all previous agreements, written or oral, between the parties hereto relating to the subject matter hereof and constitutes the entire agreement between the parties hereto, and there are no understandings, representations or warranties expressed or implied not specifically set forth herein.

(h) This Agreement may be executed in any number of counterparts each of which shall be an original and taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed.

____
André Carthen

Level Brands, Inc.

By:____________________________
Martin A. Sumichrast, CEO

Exhibit A

- "Chef Andrè"
- "Andrè Carthen"
- "ACafe"
- "Fit Chef"
- And any derivations of the above